Exhibit 99.3

August 19, 2011

FOR IMMEDIATE RELEASE

HDS International Comments on Front-end Carbon Sequestration Technologies

PROVIDENCE, RI, August 19, 2011 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a provider of industrial ocean-based biomass production and other high-value eco-sustainability solutions, today discussed the market opportunity associated with its carbon sequestration technologies.

According to a previous report from Pike Research, a market research and consulting firm that provides in-depth analysis of global clean technology markets, under a base-case forecast scenario, global revenues for carbon capture and storage systems could reach $128 billion by 2030.  In a forecast scenario that includes more aggressive assumptions for global climate policy and industry adoption, the worldwide carbon capture and sequestration market could reach as high as $221 billion in the same timeframe.

HDS International believes that it is positioned at the forefront the carbon sequestration industries by virtue of its breakthrough carbon capture and fixation technologies.  While existing pathways for carbon sequestration include geological and chemical methods, these methods are often impractical and face significant secular limitations.

Geological sequestration faces limited storage capacity and the non-trivial scenario of an accidental high pressure leak or rock penetration.  Chemical sequestration is also problematic as it is expensive and the energy requirement to complete this process is enormous.  Biological sequestration, which includes the use of photosynthetic organisms such as algae to sequester CO2, offers the unique potential to overcome many of the hurdles faced by other sequestration methodologies and has emerged as a significant commercial opportunity.

The HDS carbon biological fixation process employs a technological chain which allows us to, with minimal expenses, capture CO2 from the source of emission and deliver such CO2 to the point of biological growth in manageable condition—releasing the carbon dioxide and making it available to growing algae only as its needed, on demand.  We accomplish this through our proprietary technologies, which can be used to manage the growth of any biological system.

“While HDS International is commonly known as an industrial, ocean-based algae biomass production company, our unique carbon fixation technologies provide us with an incremental market opportunity inaccessible to many of our competitors,” said Tassos D. Recachinas, HDS International’s CEO.  “Holding enabling front-end carbon capture technologies in-house provides us with significant competitive advantages and the ability to directly partner with industrial complexes to reduce their emissions for use in our algae biomass production operations.  The result is the only integrated open-ocean algae production system that can also meaningfully reduce carbon emissions.”

The Company is continuing discussions with potential project partners and other vendors within the Back Bay territory, include large carbon emitters.  Given Back Bay’s location in Canada—a ratified member of the Kyoto Protocol implementing regulations for carbon dioxide emission caps—the Company expects its integrated carbon capture and industrial, ocean-based algae biomass production projects developed within the Back Bay region to ultimately generate revenues from, among other things, the sale of renewable algae oil and residual biomass, as well as from the generation of carbon reduction credits.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture and sequestration solutions, as well as industrial, all natural ocean-based algae farming solutions for the production of renewable, sustainable, and economically viable biofuels, bioproducts, and carbon elimination. Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy and environmental and eco-sustainability.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com